Registration No. 333-33905

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                        Post-Effective Amendment No. 1 to

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                 MIM Corporation
             (Exact name of registrant as specified in its charter)

         Delaware                                       05-0489664
(State or other jurisdiction                (I.R.S. Employer Identification No.)
     of incorporation)

                  100 Clearbrook Road, Elmsford, New York 10523
               (Address of Principal Executive Offices) (Zip Code)

                            1996 STOCK INCENTIVE PLAN
                1996 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

               Barry A. Posner, Vice President and General Counsel
         MIM Corporation, 100 Clearbrook Road, Elmsford, New York 10523
                                 (914) 460-1600
 (Name, address and telephone number, including area code, of agent for service)

      Approximate date of commencement of the proposed sale to the public:

      From time to time after the Registration Statement becomes effective.

                                   ----------

                                   Copies to:

                           Charles J. Downey III, Esq.
                            Finn Dixon & Herling LLP
                               One Landmark Square
                           Stamford, Connecticut 06901
                                 (203) 325-5000


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                                EXPLANATORY NOTE

     MIM Corporation, a Delaware corporation (the "Company"), adopted the MIM Corporation 1996 Stock Incentive Plan (the "Employee Plan") and the MIM
Corporation 1996 Non-Employee Directors Stock Incentive Plan (the "Directors Plan") (collectively, the "Plans") in May, 1996. The shares of the common stock, $0.0001 par value per share, of the Company (the "Common Stock"), reserved for issuance upon the exercise of options awarded pursuant to the Plans were registered under the Securities Act of 1933, as amended (the "Act"), under a Registration Statement on Form S-8 (Reg. No. 333-33905) filed and effective on August 20, 1997 (the "Registration Statement").

     Also, the Registration Statement and the reoffer prospectus included therein were intended to register for reoffer and/or resale shares of Common Stock that would be acquired under the Plans by persons who may be considered affiliates of the Company as defined under Rule 405 of the Act.

     Effective December 1, 1998, the Company amended and restated the Employee Plan (as so amended and restated, the "Amended and Restated Employee Plan") in order to add restricted stock as securities subject to grant by the Company to employees under the Amended and Restated Employee Plan, to make available under the Amended and Restated Employee Plan an additional 825,450 shares of Common Stock and to make certain other technical changes to the Employee Plan. Effective March 1, 1999, the Company amended and restated the Directors Plan (as so amended and restated, the "Amended and Restated Directors Plan") to make available under the Directors Plan an additional 200,000 shares of Common Stock. The addition of shares of Common Stock under each of the Plans is subject to stockholder approval at the Company's 1999 Annual Meeting of Stockholders.

     On the date hereof, the Company has filed another Registration Statement on Form S-8 (the "New Registration Statement") to register the Common Stock reserved for issuance upon the exercise of options and the grant of restricted stock which may be awarded pursuant to the Amended and Restated Employee Plan, as well as the Common Stock reserved for issuance upon the exercise of options under the Amended and Restated Directors Plan. In addition, the New Registration Statement is intended to register for reoffer and/or resale the shares of Common Stock that may be acquired under the Plans by persons who may be considered affiliates of the Company as defined under Rule 405 of the Act.

     From the date hereof, all securities previously registered under this Registration Statement shall be deemed deregistered under this Registration Statement and instead registered under the New Registration Statement. The registration fee paid by the Company in connection with the initial Registration Statement has been carried forward to the New Registration Statement.



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



PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999; and

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Exchange Act on July 30, 1996, as amended by Post-Effective Amendment No. 1 on Form 8-A/A filed on August 1, 1996, and declared effective on August 14, 1996 as well as the description of the Company's Series A Junior Participating Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on December 4, 1998, as amended by Post-Effective Amendment No. 1 on Form 8-A/A filed on December 14, 1998, as amended by Post-Effective Amendment No. 2 on Form 8-A/A filed on May 20, 1999.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents. Statements made herein as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to this Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

Item 4. Description of Securities.

     Not applicable.



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


Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"). Specifically, no director of the Company will be personally liable for monetary damages for a breach of such director's fiduciary duty as a director of the Company except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) for any transaction from which such director derived an improper personal benefit. In addition, the Company's Amended and Restated By-Laws (the "By-Laws") require the Company to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. The Company also maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries insuring such persons against certain civil liabilities, including liabilities under the securities laws.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     None.

Item 9. Undertakings.

     A.   The undersigned registrant hereby undertakes:

          (1) (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. The foregoing notwithstanding, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may



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


     be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The  undersigned  registrant  hereby  undertakes  that,  for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the DGCL, the Certificate of Incorporation, the By-Laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Elmsford, State of New York, on this 27th day of May, 1999.

                                         MIM Corporation



                                         By:  /s/ Barry A. Posner
                                              ----------------------------------
                                              Barry A. Posner
                                              Vice President and General Counsel



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



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                            Capacity(ies)                                      Date
        ---------                            -------------                                      ----

/s/ Richard H. Friedman               Principal Executive Officer/Director                   May 26, 1999
--------------------------------
Richard H. Friedman

/s/ Scott R. Yablon                   Director                                               May 26, 1999
--------------------------------
Scott R. Yablon

/s/ Edward J. Sitar                   Principal Financial and Accounting                     May 26, 1999
--------------------------------      Officer
Edward J. Sitar

/s/ Louis DiFazio                     Director                                               May 26, 1999
--------------------------------
Louis DiFazio, Ph.D.

/s/ Richard A. Cirillo                Director                                               May 26, 1999
--------------------------------
Richard A. Cirillo

/s/ Louis A. Luzzi                    Director                                               May 26, 1999
--------------------------------
Louis A. Luzzi, Ph.D.

/s/ Michael Kooper                    Director                                               May 26, 1999
--------------------------------
Michael Kooper


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